                                                                     Exhibit 5.1

                         [Ropes & Gray LLP Letterhead]



December 17, 2004

Nortek, Inc.
50 Kennedy Plaza
Providence, RI  02903

Ladies and Gentlemen:

This opinion is rendered to you in connection with a registration statement (the "Registration Statement") on Amendment No. 1 to Form S-4 as filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the exchange offer (the "Exchange Offer") by Nortek, Inc. ("Nortek") and the subsidiary guarantors listed on Schedule I hereto (the "Guarantors") to exchange (i) Nortek's $625,000,000 in aggregate principal amount 8-1/2% Senior Subordinated Notes due 2014 (the "Exchange Notes") for Nortek's outstanding $625,000,000 in aggregate principal amount 8-1/2% Subordinated Notes due 2014 (the "Outstanding Notes") and (ii) the guarantees of the Exchange Notes by the Guarantors (the "Exchange Guarantees") for the guarantees of the Outstanding Notes by the Guarantors (the "Outstanding Guarantees"). The Outstanding Notes and Outstanding Guarantees were issued pursuant to the provisions of an indenture dated as of August 27, 2004 (the "Indenture") entered into between Nortek, the Guarantors and U.S. Bank National Association, a national banking association, as Trustee (the "Trustee").

We have acted as special counsel for Nortek and the Guarantors in connection with the Exchange Offer and the preparation of the Registration Statement. For purposes of this opinion, we have examined and relied upon the information set forth in the Registration Statement and such other documents and records as we have deemed necessary.

We express no opinion as to the laws of any jurisdiction other than those of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon the foregoing, we are of the opinion that:

1. When the Exchange Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indenture, and delivered against receipt of the Outstanding Notes surrendered in exchange therefor upon completion of the Exchange Offer, as described in the Registration Statement, the Exchange Notes will constitute valid and binding obligations of Nortek, enforceable against Nortek, in accordance with their terms and will be entitled to the benefits of the Indenture.

2. When the Exchange Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indenture and have been delivered against receipt of the Original Notes surrendered in exchange therefor upon completion of the Exchange Offer, as described in the Registration Statement, and the Exchange Guarantees have been duly executed and delivered in accordance with the provisions of the Indenture, the Exchange Guarantees will constitute valid and binding obligations of each of the Guarantors, enforceable against each Guarantor in accordance with their terms and will be entitled to the benefits of the Indenture.

Our opinions set forth above in paragraphs one and two with respect to the enforceability of, and the obligations referred to in, the Exchange Notes and the Exchange Guarantees are subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally (including, without limitation, Section 548 of Title 11 of The United States Code and fraudulent conveyance or similar provisions of state law) and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters."

Very truly yours,

/S/ Ropes & Gray LLP

Ropes & Gray LLP

                                   SCHEDULE I
                                   ----------

Aubrey Manufacturing, Inc.
Broan-NuTone LLC
CES Group, Inc.
DMU Butler Inc.
Elan Home Systems, L.L.C.
Governair Corporation
J.A.R. Industries, Inc.
Jensen Industries, Inc.
Linear LLC
Linear H.K. LLC
Mammoth, Inc.
Mammoth China, Ltd.
Multiplex Technology, Inc.
Nordyne Inc.
NuTone Inc.
OmniMount Systems, Inc.
Operator Specialty Company, Inc.
Rangaire GP, Inc.
Rangaire LP
Rangaire LP, Inc.
SpeakerCraft, Inc.
Temtrol, Inc.
WDS LLC
Webco, Inc.
Xantech Corporation